                                                                     EXHIBIT 2.1

           FAI HOME SECURITY HOLDINGS PTY LIMITED (ACN 003 125 264)
                                  ('VENDOR')


                       HOME SECURITY INTERNATIONAL INC.
                                 ('PURCHASER')



                   FAI INSURANCES LIMITED (ACN 004 304 545)
                                    ('FAI')


                     CERVALE PTY LIMITED (ACN 056 258 201)
                                  ('CERVALE')



                           SHARE PURCHASE AGREEMENT
      RELATING TO THE PURCHASE OF SHARES IN FAI HOME SECURITY PTY LIMITED
                     AND FAI HOME SECURITY (ENZED) LIMITED



                                MINTER ELLISON
                                    Lawyers
                            Minter Ellison Building
                                44 Martin Place
                               SYDNEY NSW 2000
                                DX 117 SYDNEY
                           Telephone (02) 9210 4444
                           Facsimile (02) 9235 2711

                                   Ref: MAP

                            SHARE PURCHASE AGREEMENT


AGREEMENT dated                                                             1997


BETWEEN FAI HOME SECURITY HOLDINGS PTY LIMITED (ACN 003 125 264) a company incorporated in New South Wales and having its registered office at 185 Macquarie Street, Sydney NSW 2000 ('VENDOR')


AND HOME SECURITY INTERNATIONAL INC. a company incorporated in Delaware, United States of America and having its registered office at St Moritz Hotel, 50 Central Park South, New York, NY 10019 ('PURCHASER')

AND FAI INSURANCES LIMITED (ACN 004 304 545) a company incorporated in New South Wales and having its registered office at 185 Macquarie Street, Sydney NSW 2000 ('FAI')

AND CERVALE PTY LIMITED (ACN 056 258 201) in its own capacity and as trustee of the Cooper Investment Trust of 28 Coronation Avenue, Mosman, New South Wales ('CERVALE')


RECITALS

A. The Australian Company has an authorised share capital of A$1,000,000 divided into 1,000,000 ordinary shares of $1.00 each, of which 2 fully paid ordinary shares are on issue.

B. The NZ Company at Completion will have 1,000,000 ordinary shares on issue.

C. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares subject to and on the terms and conditions contained in this agreement.

D. FAI has agreed to guarantee certain obligations of the Vendor under this agreement.

E. Cervale has agreed to provide certain warranties under this agreement.

AGREEMENT


1.          DEFINITIONS AND INTERPRETATION

1.1 In this agreement except where the context otherwise requires the following words and expressions have the meanings indicated.

     'ACCOUNTING STANDARDS' means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a company similar to the Company.

     'ACCOUNTS' means the audited balance sheet of each of the Group Companies as at the First Accounts Date and the unaudited balance sheet of each of the Group Companies as at the Second Accounts Date and the audited profit and loss statement of each of the Group Companies for the financial year ended on the First Accounts Date and the unaudited profit and loss statement of each of the Group Companies for the six months ending on the Second Accounts Date, together with the reports of the directors in respect of those accounts.

     'ARTICLES' means the articles of association of the Australian Company.

     'ASSETS' has the meaning given in the Asset Purchase Agreement, except that in relation to the Canada Tangible Assets, the SA Tangible Assets, the UK Tangible Assets and the USA Tangible Assets (together, the 'Tangible Assets'), means the Tangible Assets held by the Vendor and in existence on the Completion Date.

     'ASSET WARRANTIES' means those Warranties set out in SCHEDULE 7.

     'ASSET PURCHASE AGREEMENT' means the agreement between the Vendor, Cervale Pty Limited and various entities associated with Cervale Pty Limited, a copy of which forms Annexure A to this agreement.

     'AUSTRALIAN COMPANY' means FAI Home Security Pty Limited (ACN 050 064 214), full details of which are set out in part 1 of SCHEDULE 1.

     'AUSTRALIAN SHARES' means all of the issued shares in the capital of the Australian Company as at the Completion Date.

     'BUSINESS' means the business of selling, installing and servicing residential security alarm systems through a distributorship network conducted by the Group.

     'BUSINESS CONTRACTS' has the meaning given in the Asset Purchase Agreement.

     'BUSINESS LIABILITIES' has the meaning given in the Asset Purchase
     Agreement.

     'CLAIM' includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute and whether involving a third party or party to this agreement.

     'COMPANIES' means the Australian Company and the NZ Company, and in
     SCHEDULE 6, 'Company' has the meaning given in CLAUSE 7.3.

     'COMPANY WARRANTIES' means those Warranties set out in SCHEDULE 6.

     'COMPLETION' means completion of the sale and purchase of the Shares in accordance with CLAUSE 6.

     'COMPLETION DATE' means the day upon which Completion occurs under CLAUSE
     6.

     'CONDITIONS PRECEDENT' means the conditions precedent to Completion of this agreement set out in CLAUSE 3.1.

     'CONDITIONS SUBSEQUENT' means the conditions subsequent to this agreement set out in CLAUSE 3.4.

     'CONFIDENTIAL INFORMATION' means:

     (a) all data bases, source codes, methodologies, manuals, artwork, advertising manuals, trade secrets and all financial, accounting, marketing and technical information, customer and supplier lists, know-how, technology, operating procedures and other information, used by or relating to any Group Company and its transactions and affairs which is not in the public domain;

     (b) all notes and reports incorporating or derived from information referred to in paragraph (a); and

     (c) all copies of the information, notes and reports referred to in paragraphs (a) and (b).

     'CONSIDERATION' means the consideration referred to in CLAUSE 4.

     'CONSTITUTION' means the constitution of the NZ Company.

     'CONTINGENT LIABILITIES' has the meaning given in the Accounting
     Standards.

     'DELIVER' includes procure the delivery of.

     'EQUIPMENT LEASES' has the meaning given in the Asset Purchase Agreement.

     'FIRST ACCOUNTS DATE' means 30 June 1996.

     'FLOAT' means the initial public offer registered under the Securities Act 1933 (US) by the Purchaser of 500,000 ordinary shares in the Purchaser and concurrent sale of 5,500,000 ordinary shares in the Purchaser by the Vendor.

     'GROUP' means the Australian Company, the NZ Company, the NZ Trust and FAI Home Security (NZ) Limited in its capacity as trustee of the NZ Trust.

     'GROUP COMPANY' means any entity forming part of the Group.

     'INTELLECTUAL PROPERTY RIGHTS' means all intellectual property and proprietary rights (whether registered or unregistered) including:

     (a)  business names;

     (b)  trade or service marks (whether registered or unregistered);

     (c)  any right to have information kept confidential; and

     (d) patents, patent applications, drawings, discoveries, inventions, improvements, trade secrets, technical data, formulae, computer programs, data bases, know-how, logos, registered and unregistered designs, design rights, copyright and similar industrial or intellectual property rights.

     'INTERNATIONAL PROPERTY LEASES' has the same meaning as is given to 'Property Leases' in the Asset Purchase Agreement.

     'LIABILITIES' means all liabilities, losses, damages, outgoings, costs and expenses of whatever description.

     'NESS CONTRACT' means a contract to be entered into between the Australian Company and Ness Security Products Pty Limited granting to the Australian Company and its nominees, the exclusive right to sell the SecurityGuard product throughout the world (except the United States of America) and the non-exclusive right to sell the SecurityGuard product in the United States of America.

     'NZ ASSET SALE AGREEMENT' means the agreement entered into in respect of the sale of the assets and other items of the FAI Home Security (NZ) Trust to FAI Home Security (ENZED) Limited dated on or about the date of this agreement.

     'NZ COMPANY' means FAI Home Security (ENZED) Limited, full details of which are set out in part 2 of SCHEDULE 1.

     'NZ COMPLETION' means the completion of all transactions contemplated by the following agreements:

     (a)  the NZ Asset Sale Agreement;

     (b)  the NZ Share Sale Agreement.


    'NZ DEBT' has the meaning given in the NZ Asset Sale Agreement.

    'NZ SHARE SALE AGREEMENT' means the agreement entered into in respect of the sale of the NZ Shares by FAI Home Security (NZ) Trust to the Vendor dated on or about the date of this agreement.

      'NZ SHARES' means all of the issued shares in the capital of the NZ Company as at the Completion Date.

      'NZ TRUST' means the trust known as the FAI Home Security (NZ) Trust, as established by a deed of trust dated 30 June 1995.

      'PARTIES' means the parties to this agreement.

      'PLANT AND EQUIPMENT' means all computer equipment, scanners, printers, plant, equipment, motor vehicles, machinery, furniture, fixtures and fittings used by any Group Company, including without limitation, the plant and equipment described in SCHEDULE 3.

     'PROPERTY LEASES' means the property leases referred to in SCHEDULE 5.

     'RECORDS' means all original and copy records, documents, books, files, reports, accounts, plans, correspondence, letters and papers of every description and other material belonging or relating to or used by any Group Company, including certificates of incorporation, minute books, statutory books and registers, books of account, taxation returns, title deeds, customer lists, price lists, computer programs and software, trading and financial records.

     'RELATED BODY CORPORATE' has the meaning given to that term by sections 9 and 50 of the Corporations Law.

     'SEC' means the Securities Exchange Commission.

     'SECOND ACCOUNTS DATE' means 31 December 1996.

     'SECURITYGUARD' means the home security alarm devices which at the date of this Agreement are manufactured by Ness Security Products Pty Limited and known as 'SecurityGuard' and SecurityGuard II'.

     'SELL' includes procure the sale of.

     'SHARES' means all of the NZ Shares and the Australian Shares.

     'TAX', 'TAXES' or 'TAXATION' means all forms of taxes, duties (including without limitation, state stamp duties), imposts, charges, withholdings, rates, levies or other governmental impositions of whatever nature whenever and by whatever authority imposed, assessed or charged together with all costs, charges, interest, penalties, fines, expenses and other additional statutory charges incidental or related to the imposition.

     'UNDERWRITING AGREEMENT' means an agreement in the form set out in SCHEDULE 9 pursuant to which the Underwriter underwrites the Float.

     'UNDERWRITER' means National Securities Corporation, Inc.

     'Warranties' means each of the covenants, representations and warranties referred to in clause 7 and set out in Schedule 6 and Schedule 7.

1.2  In this agreement unless the contrary intention appears:

     (a) the singular includes the plural and vice versa and words importing a gender include other genders;

     (b) reference to any legislation or any provision of any legislation includes any amendment, modification, consolidation or re-enactment of the legislation or any legislative provision substituted for, and all legislation and statutory instruments of, and regulations issued under, the legislation;

     (c) other grammatical forms of defined words and expressions have corresponding meanings;

     (d) a reference to a clause, paragraph, schedule or annexure is a reference to a clause or paragraph of, or schedule or annexure to, this agreement and a reference to this agreement includes its schedules and annexures;

     (e) words importing persons include firms, bodies corporate, unincorporated associations or authorities;

     (f) a reference to a person includes a reference to the person's executors, administrators, successors, substitutes and assigns;

     (g) an agreement, representation, warranty or indemnity given or undertaken by 2 or more persons binds them and is given jointly and severally;

     (h) headings are for ease of reference only and do not affect the construction of this agreement;

     (i) a reference to an amount of money is a reference to the amount in the lawful currency of the Commonwealth of Australia;

     (j) a reference to writing includes typewriting, printing, lithography, photography and any other mode of representing or reproducing words, figures or symbols in a permanent and visible form;

     (k) a document expressed to be an annexure means a document a copy of which has been initialled for the purposes of identification by or on behalf of the parties.

2.   SALE AND PURCHASE

2.1 Subject to the terms and conditions of this agreement, the Vendor as beneficial owner agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Vendor for the Consideration.

2.2 The Shares must be transferred at Completion free from all liens, mortgages charges and encumbrances whatsoever and together with all rights, including dividend rights, attached or accruing to them after the Completion Date.

2.3 FAI guarantees the obligations of the Vendor under this agreement including without limitation clause 2.1 but not including the obligations in relation to the Assets or the Asset Warranties.

2.4 Subject to the terms and conditions of this agreement, the Vendor agrees to assign the benefit of the NZ Debt to the Purchaser on Completion.

2.5 Subject to the terms and conditions of this agreement, the Vendor agrees to assign the Assets to the Purchaser on Completion.

3.   CONDITIONS PRECEDENT AND SUBSEQUENT

3.1 Completion of the sale of the Shares is conditional upon the satisfaction of each of the following conditions precedent:

     (a)  NZ Completion has occurred;

     (b)  the Ness Contract has been entered into by the Australian Company; and

     (c) the Purchaser has obtained approval on terms satisfactory to it to Completion of the sale to the Purchaser of the NZ Shares from the Overseas Investment Commission of New Zealand pursuant to the Overseas Investment Regulations 1985.

3.2 If the Conditions are not satisfied on or before 30 June 1997 or a later date agreed by the parties in writing then either the Purchaser or the Vendor may at any time before Completion terminate this agreement by giving notice in writing to the other.

3.3 On service of a notice under clause 3.2 this agreement has no further effect and all parties are released from their obligations to further perform this agreement.

3.4 The Purchaser or the Vendor may terminate this agreement by giving notice to the other if:

     (a) the Underwriting Agreement is terminated before completion of the Underwriting Agreement; or

     (b) either or both of the following conditions subsequent are not fulfilled within 24 hours after Completion:

          (i)  the Float has gone effective;

          (ii) the Underwriting Agreement has been executed.

3.5 If this agreement terminates in accordance with clause 3.4, the rights and obligations of the Parties under this agreement, except for this clause 3.5, will terminate and,unless the Vendor waives its rights under this clause 3.5, the Parties must take all necessary steps to:

     (a) vest title and possession of the Shares in the Vendor;

     (b) divest the Vendor of the shares in the Purchaser referred to in clause 4; and

     (c) otherwise restore the rights and obligations of the Parties to those rights and obligations that they would have had if this agreement had not been entered into without loss or gain to any of the Parties, including without limitation taking all steps necessary to obtain a refund of any stamp duty paid in accordance with section 41(7) of the Stamp Duties Act 1920.

4.   CONSIDERATION

4.1 In consideration for the sale of the Shares and the Assets, the Purchaser agrees to issue and allot to the Vendor on Completion 8,999,999 ordinary shares in the capital of the Purchaser and to pay the Vendor within 14 days after the Completion Date an amount in Australian currency equal to the sum of A$339,973 and the book value of the Assets (denominated in Australian Currency) at the Completion Date.

4.2 In consideration for the assignment of the benefit of the NZ Debt, the Purchaser agrees to pay to the Vendor within 14 days after the Completion Date an amount equal to the value of the NZ Debt, as set out in an Audit Certificate to be provided by Arthur Andersen at Completion.

5.   POSITION PENDING COMPLETION

5.1 Subject to clause 5.2, Pending Completion the Vendor must procure that the Business is carried on in all respects in the ordinary and usual course and in the same manner as prior to the date of this agreement including, without limitation, maintaining all insurance policies current at the time of this agreement and, in particular, procure that no Group Company, except with the prior written consent of the Purchaser:

     (a) transfers or otherwise disposes or agrees to transfer or dispose of the whole or any part of the Business;

     (b) makes a material change in the nature of, or ceases carrying on, the Business;

     (c)  sells or otherwise disposes of any material asset of the Group; or

     (d)  enters into any material, unusual or abnormal contract or commitment.

5.2  The Purchaser acknowledges that:

     (a) the Purchaser is not entitled to the retained profits of the Australian Company up to and including the Completion Date and that there will be a dividend declared and paid out prior to Completion. If the Australian Company has insufficient cash to pay the dividend, the Purchaser agrees to procure payment of the amount outstanding at the earliest opportunity but within six months of the Completion Date;

     (b) the NZ Company has not traded and will not trade prior to the Completion Date;

     (c) notwithstanding paragraphs 5.1(b), (c) and (d), NZ Completion must occur prior to Completion;

     (d) any loans outstanding to the Vendor or its Related Bodies Corporate from either of the Companies or to either of the Companies from the Vendor or its Related Bodies Corporate will be repaid with 30 days after Completion.

6.   COMPLETION

6.1 Completion will occur immediately prior to the verification by the SEC to the Underwriter and the Purchaser that the Float become effective.

6.2  At Completion the Vendor must:

     (a) deliver to the Purchaser duly executed and completed transfers in favour of the Purchaser, or as it directs in writing, of the Shares in registrable form (except for the impression of stamp duty) together with the relevant share certificates;

     (b) deliver to the Purchaser any power of attorney or other authority under which the transfers of the Shares are executed;

     (c) cause a meeting of the board of directors of each Company to be held and procure the board of directors of each Company to resolve that the transfers of the Shares (subject to the payment of stamp duty on the transfers) be approved and registered;

     (d) cause the persons named in part 1 of Schedule 2 (or such other persons as the Purchaser notifies to the Vendor prior to Completion) to be validly appointed respectively as directors and the secretary of the Australian Company and immediately on such appointment, cause each of the persons named in part 2 of Schedule 2 against whose name it is indicated that the person is to resign, to:

          (i) resign from office as director or secretary of the Australian Company; and

          (ii) deliver to the Purchaser a letter executed under seal (in the form required by the Purchaser) acknowledging that he or she has no claim against any Group Company for breach of contract, loss of office, redundancy, unfair dismissal, compensation, loans or otherwise except payments properly payable to him or her as an employee for accrued and unpaid salary, holiday pay and long service leave up to the Completion Date;


     (e) deliver to the Purchaser all Records complete and up-to-date and complying with all statutory requirements;

     (f)  deliver to the Purchaser the common seal of each Company; and

     (g) deliver to the Purchaser any ASC Forms 312 and any analogous forms under NZ legislation necessary to convey to the Purchaser clear title to the Shares;

     (h) stamped original counterparts of the International Property Leases and, to the extent available to the Vendor, of the Business Contracts and Equipment Leases;

     (i) any documents required to transfer the Statutory Licences to the Purchaser or its nominees; and

     (j) do all other things necessary or desirable to place the Purchaser in effective control of each of the Companies and the Business.

6.3 At Completion the Purchaser must allot to the Vendor 8,999,999 ordinary shares in the capital of the Purchaser.

6.4  Immediately after Completion:

     (a)  the Vendor will enter into the Underwriting Agreement; and

     (b) the Vendor will sell 5,500,000 ordinary shares in the Purchaser to the Underwriter in accordance with the terms of the Underwriting Agreement.

6.5 After Completion and until the Shares are registered in the name of the Purchaser, the Vendor must convene and attend general meetings of the Company, vote at those meetings and take all other action in the capacity of the registered holder of the Shares as the Purchaser may lawfully require from time to time by notice in writing to the Vendor.

6.6 For the purposes of clause 6.5 only, the Vendor appoints the Purchaser as its attorney to convene and attend general meetings of the Company, vote at those meetings and take all other action in the capacity of the registered holder of the Shares.

6.7 The Vendor assigns, and the Purchaser accepts the assignment of the benefit of the NZ Debt with effect from the Completion Date.


7.   WARRANTIES

7.1 The Vendor and FAI jointly and severally represent and warrant to the Purchaser that each of the Company Warranties is true and accurate at the date of this agreement and will be true and accurate on each day up to and including the Completion Date.

7.2 The Vendor and Cervale jointly and severally represent and warrant to the Purchaser that each of the Asset Warranties is true and accurate at the date of this agreement and will be true and accurate on each day up to and including the Completion Date.

7.3 Each of the Warranties is separate and independent and is not limited by reference to any other Warranty or any other provision in this agreement.

7.4  Each of the Company Warranties:

     (a) applies in relation to each Group Company and, except where expressly otherwise provided, separately in relation to each Group Company as if each reference in SCHEDULE 6 to the 'Company' is a reference to that Group Company; and

     (b) remains in full force and effect on and after the Completion Date despite Completion.

7.5 Each of the Asset Warranties remains in full force and effect on and after the Completion Date despite Completion.

7.6 Provided that all matters disclosed in SCHEDULE 8 have been disclosed separately to the Purchaser at least three days prior to the date of execution of this agreement, the Purchaser acknowledges that none of the matters disclosed in SCHEDULE 8 or any other matter referred to or contemplated by this agreement, including, without limitation, NZ Completion, can give rise to a breach of Warranty. No other information relating to any Group Company of which the Purchaser has knowledge, actual or constructive, prejudices any Claim of the Purchaser under the Warranties nor operates to reduce any amount recoverable.

7.7 Subject to CLAUSE 7.8, if there is a breach of or inaccuracy in any of the Warranties on or before Completion the Purchaser may immediately terminate this agreement by notice in writing to the Vendor but is not entitled to any other remedy.

7.8 The Vendor must immediately notify the Purchaser in writing of any facts or circumstances of which it becomes aware which constitute or may constitute a breach of any Warranty ('NOTIFIED BREACH'). The Purchaser must notify the Vendor within 7 days of receipt of such notice whether or not it has elected to terminate this agreement as a result of a Notified Breach in accordance with CLAUSE 7.7. The Purchaser acknowledges that if it makes no election within seven days of receipt of such notice, then the Purchaser waives any rights it may have to terminate this Agreement in respect of the Notified Breach.

7.9 The rights and remedies of the Purchaser in respect of any breach of the Warranties or of the terms of this agreement are not affected by Completion.

7.10 The Vendor and FAI jointly and severally indemnify the Purchaser from all
     Claims:

     (a) made by any third party in relation to a matter which constitutes, or in circumstances that constitute, a breach of any of the Company Warranties or any other covenant or representation in this agreement; or

     (b) which the Purchaser or any Company suffers or incurs by reason of any of the Company Warranties or any other covenant or representation made in this agreement being untrue or inaccurate in any respect or by reason of any failure by the Vendor or FAI to fulfil its obligations under this agreement.

7.11 The Vendor and Cervale jointly and severally indemnify the Purchaser from all Claims:

     (a) made by any third party in relation to a matter which constitutes, or in circumstances that constitute, a breach of any of the Asset Warranties or any other covenant or representation in this agreement; or

     (b) which the Purchaser or any Company suffers or incurs by reason of any of the Asset Warranties or any other covenant or representation made in this agreement being untrue or inaccurate in any respect or by reason of any failure by the Vendor or Cervale to fulfil its obligations under this agreement.

7.12 Notwithstanding any other provision of this agreement:

     (a) the maximum aggregate liability of the Vendor under the Company Warranties shall be limited to an amount equal to A$2,500,000 and under the Asset Warranties shall be limited to an amount equal to A$500,000;

     (b) the Vendor shall not have any liability in respect of any Claim under the Warranties unless reasonable particulars of the Claim are given to the Vendor before the first anniversary of Completion;

     (c) the liability of the Vendor in respect of any Claim under the Warranties shall be reduced to the extent that the Claim has arisen as a result of any act or omission after Completion by the Purchaser;

     (d) the Vendor shall not be liable in respect of any Claim under the Warranties unless the aggregate of all Claims made against the Vendor under the Warranties exceeds the sum of A$100,000, but thereafter the Vendor will be liable for the whole amount payable in respect of all claims, and not just the excess over A$100,000.

7.13 The Purchaser acknowledges and agrees that, except for the Warranties, the Vendor has not given, nor has the Purchaser relied upon, any representation, warranty, statement or document or other conduct by the Vendor or its representatives in connection with the Companies or the Business.

7.14 The Purchaser must (at the cost of the Vendor) take such action as the Vendor may request in relation to a Notified Breach, including without limitation:

     (a) prosecute any action or proceedings, including the making of any counter-claim or cross-claim against any person;

     (b) conduct any negotiations and participate in any investigation in respect of such notified breach;

     (c) not accept, pay or compromise such notified breach without the Vendor's prior written consent; and

     (d) co-operate and procure its solicitors, accountants and other representatives to co-operate with the Vendor and its counsel, accountants or other representatives in respect of such notified breach.

8.   BUSINESS CONTRACTS AND EQUIPMENT LEASES

8.1 Subject to Completion and the Vendor at its cost obtaining all necessary consents, the Vendor assigns and the Purchaser accepts an assignment of the benefit of the Business Contracts and the Equipment Leases with effect from the Completion Date.

8.2 HSI must assume, perform and observe the covenants and obligations of the Vendor under the Business Contracts and Equipment Leases after Completion and indemnifies the Vendor against any Liabilities arising as a result of any breach or non-performance or non-observance of any terms and conditions of any Business Contract or of any Equipment Lease after the Completion Date.

8.3 The Vendors indemnify the Purchaser against all Liabilities incurred by the Purchaser as a result of any breach or default under any of the Business Contracts or Equipment Leases occurring on or prior to the Completion Date.

8.4 The Vendor must use its reasonable endeavours to obtain all required transfers to the Purchaser of all Statutory Licences, International Property Leases, Equipment Leases and Business Contracts but if, despite their reasonable endeavours, the Vendor is unable to procure any such transfers the Vendor must:

     (a) hold the benefit of the relevant Statutory Licence, International Property Lease, Equipment Lease or Business Contract on trust for the benefit of the Purchaser; and

     (b) fully co-operate with the Purchaser in any reasonable arrangements designed to provide for the Purchaser the benefit of the relevant Statutory Licence, International Property Lease, Equipment Lease or Business Contract.

8.5 On Completion, the Purchaser must assume the obligations of the Vendor under CLAUSES 9 AND 10 of the Asset Purchase Agreement as if references to 'HSI' are references to 'the Purchaser' and references to the 'Vendor' or 'Vendors' are references to the Vendor (as defined in this agreement).

9.   COSTS

     The Purchaser must pay all costs in relation to the preparation and execution of this agreement, including, without limitation, all stamp duty on this agreement and any other instrument or other document executed to give effect to any provisions of this agreement.

10.  DURATION OF PROVISIONS

     The covenants, conditions, provisions and Warranties contained in this agreement do not merge or terminate at Completion and to the extent that they have not been fulfilled and satisfied remain in full force and effect.

11.  ASSIGNMENT

     None of the rights of the parties under this agreement may be assigned or transferred.

12.  ENTIRE AGREEMENT

     This agreement contains the entire understanding of the parties as to its subject matter and any and all previous understandings or agreements on that subject matter cease to have any effect from the date of this agreement.

13.  NO WAIVER

13.1 The failure of a party to exercise or delay in exercising a right, power or remedy under this agreement does not prevent its exercise.

13.2 A provision of or right under this agreement may not be waived except by a waiver in writing signed by the party granting the waiver, and will be effective only to the extent specifically set out in that waiver.

14.  GOVERNING LAW AND JURISDICTION

14.1 This agreement is governed by the law of New South Wales.

14.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales.

15.  FURTHER ACTION

     Each party must, both before and after the Completion Date, do everything reasonably necessary or desirable to give full effect to this agreement.

16.  COUNTERPARTS

     This agreement may be executed in any number of counterparts and all those counterparts taken together are regarded as one instrument.

17.  NOTICES

17.1 A notice required or authorised to be given or served on a party under this agreement must be in writing and may be given or served by facsimile, post or hand to that party at its facsimile number or address appearing in this clause or such other facsimile number or address as the party may have notified the other party or parties in writing:

     Vendor
                    Attention:  Mr Terry Youngman
     Address:       Level 7, 77 Pacific Highway, North Sydney, NSW, 2000
     Facsimile No:  612 9936 2425


     Purchaser
                    Attention:  Mr Ralph Stephenson
     Address:       St Moritz
                    50 Central Park South
                    New York, NY 10019


     FAI
                    Attention:  Mr Chris MacDonnell
     Address:       185 Macquarie Street, Sydney, NSW, 2000
     Facsimile No:  9373 0012

17.2 A notice is deemed to have been given or served on the party to whom it was sent:

     (a)  in the case of hand delivery, on delivery;

     (b)  in the case of pre-paid post, four days after the date of despatch;

     (c) in the case of facsimile transmission, at the time of despatch if, following transmission, the sender receives a transmission confirmation report or, if the sender's facsimile machine is not equipped to issue a transmission confirmation report, the recipient confirms in writing that the notice has been received.

17.3 A notice given or served under this agreement is sufficient if:

     (a) in the case of a company, it is signed by a director, officer or secretary of that company; or

     (b)  in the case of an individual, it is signed by that party.

17.4 The provisions of this clause are in addition to any other mode of service permitted by law.


17.5 In this clause 'NOTICE' includes a demand, request, consent, approval, offer and any other instrument or communication made, required or authorised to be given under this agreement.

                                   SCHEDULE 1

                            DETAILS OF THE COMPANIES

PART 1 - AUSTRALIAN COMPANY

NAME:                             FAI Home Security Pty Limited

ACN:                              050 064 214

REGISTERED OFFICE:                12th Floor, FAI Insurance Building, 185
                                  Macquarie Street, Sydney

DATE OF INCORPORATION:            13 August 1990

AUTHORISED SHARE CAPITAL:         $1,000,000 divided into 1,000,000 shares of
                                  $1.00 each of which 2 fully paid ordinary shares are on issue.

ISSUED CAPITAL:                   2 fully paid ordinary shares of $1.00 each




PART 2 - NZ COMPANY

NAME:                             FAI Home Security (ENZED) Limited

COMPANY NO:                       AK 852342

REGISTERED OFFICE:                Level 15, Coopers & Lybrand Tower, 23-29
                                  Albert Street, Auckland

DATE OF INCORPORATION:            [23 April 1997]


ISSUED CAPITAL AS AT COMPLETION:  1,000,000 ordinary shares

                                   SCHEDULE 2
                                     PART 1

         DIRECTORS AND SECRETARIES TO BE APPOINTED - AUSTRALIAN COMPANY


DIRECTORS   Terence James Youngman


                                     PART 2

             CURRENT DIRECTORS AND SECRETARIES - AUSTRALIAN COMPANY


DIRECTORS   Current:  Timothy Maxwell Mainprize
                      Bradley David Cooper

            To Resign:

SECRETARY   Current:  Robert Frederick Baulderstone

            To Resign

                                  SCHEDULE 3

                              PLANT AND EQUIPMENT
                                 (Clause 1.1)


PART 1 - AUSTRALIAN COMPANY

PART 2 - NZ COMPANY

SHARE PURCHASE AGREEMENT - SCHEDULE 3                        PART 2 - NZ COMPANY

FAI Home Security (NZ) Trust                                       Depreciation Schedule Y/E 30/6/96

Fixed Assets retained at warehouse after sales to Distributors Sep 95 and move from ASB Bldg. Nov 95.

                                                Date        Open      Cost of      Sale       Sale    Profit/Loss     Deprec
                                                ----        ----      -------      ----       ----    -----------     ------
Details                               Cost    Purchased  Wdv 1/7/95  additions     Date     Proceeds  on disposal  Rate red. Val
-------                               ------  ---------  ----------  ---------     ----     --------  -----------  -------------
Furniture                               $                    $                      $         $
---------
Hydestar shelving                       890   01/07/95                   890                                              9.50%
Canteen chairs 6, desk/chair          1,451   01/07/95                 1,451                                             15.00%
Bookcase                                253   01/07/95                   253                                              9.50%
Appleton Sign                           704   01/09/95                   704                                              9.50%
Hydestar shelving                     1,233   01/03/96                 1,233                                              9.50%

Computer Software
Attache Modules                       1,531   01/07/95                 1,531                                             40.00%
Purchase Order Module                 2,973   01/07/95                 2,973                                             40.00%
Wordperfect                             663   01/07/95                   663                                             40.00%
Datagroup                               991   01/07/95                   991                                             40.00%
Windows for Workgroups                  175   01/09/95                   175                                             40.00%

Office Equipment
----------------

DX2-66 and Lotus                      4,037   01/07/95                 4,037                                             40.00%
Nokia Road Fitting                      332   01/07/95                   332                                             50.00%
Fax                                     516   01/07/95                   516                                             33.00%
PCXB Computer, software              10,176   01/07/95                10,178                                             40.00%
Modem                                     0   01/07/95                 1,271     30 Nov 95     1,271                     40.00%
Ansutek weighing scale                  340   01/07/95                   340                                             33.00%
Photo-copier                          2,100   01/07/95                 2,100                                             33.00%
Shelving                                699   31/08/96                   699
Depreciation charge to March 97


                                     29,064                  0        30,335                   1,271     0


                                                        Accum.   Clos
                                                        ------   ----
Details                                Months   Deprec  Deprec.  Wdv 30/6/96
-------                                ------   ------  -------  -----------
Furniture                                 $       $        $
---------
Hydestar shelving                         12        85                 805
Canteen chairs 6, desk/chair              12       218               1,233
Bookcase                                  12        24                 229
Appleton Sign                             10        56                 648
Hydestar shelving                          4        39               1,194

Computer Software
Attache Modules                           12       612                 919
Purchase Order Module                     12     1,189               1,784
Wordperfect                               12       265                 398
Datagroup                                 12       396                 595
Windows for Workgroups                    12        70                 105

Office Equipment
----------------

DX2-66 and Lotus                          12     1,615               2,422
Nokia Road Fitting                        12       166                 166
Fax                                       12       170                 346
PCXB Computer, software                   12     4,070               6,106
Modem                                      0         0                   0
Ansutek weighing scale                    12       112                 228
Photo-copier                              12       693               1,407
Shelving
Depreciation charge to March 97                   4,800             (4,800)
                                                 14,580       0     14,484

       155180/1

                                   SCHEDULE 4

                          INTELLECTUAL PROPERTY RIGHTS
                             (Company Warranty 12)


1. Copyright and Confidential Information in all databases, source codes, software, methodologies, training material, promotional material, system manuals, compilations, artwork and advertising materials used in the Business, including without limitation the following:



3.   Business Names

     FAI Home Security

                                   SCHEDULE 5

                                PROPERTY LEASES

PART 1 - AUSTRALIAN COMPANY

PROPERTY:          Level 7, 77 Pacific Highway, North Sydney, NSW, 2000

LEASE DATED:

LESSOR:            FAI General Insurance Company Limited

RENT:

TERM:              currently being negotiated



PROPERTY:          Level 3, 77 Pacific Highway, North Sydney, NSW, 2000

LEASE DATED:

LESSOR:            FAI General Insurance Company Limited

RENT:

TERM:              currently being negotiated



PART 2 - NZ COMPANY

PROPERTY:          Unit 3, 66 Hobill Avenue, Manakau City, Auckland

LEASE DATED:       10 February 1995

LESSOR:            GA & BM Coe and AD & HR Lewer, Furniss Road, 3RD Waiuku,
                   New Zealand

RENT:              $1,312.00 [per month]

TERM:              2 years plus two further options to renew each of two years.

                                   SCHEDULE 6

                               COMPANY WARRANTIES

Note: Pursuant to clause 7.3, each of the Warranties applies in relation to each Group Company and, except where expressly otherwise provided, separately in relation to each Group Company as if each reference in this SCHEDULE 6 to the 'Company' is a reference to that Group Company;

WARRANTY 1
(Vendor authority to sell)

1.1 The Vendor is the registered and beneficial owner of the Australian Shares and will at Completion be the registered and beneficial owner of the NZ Shares and there will be at Completion no mortgages, liens, claims, charges or other encumbrances, or interests of any person, over or affecting the Shares.

1.2 The Vendor has the power to enter into and perform this agreement and the agreement constitutes a legal, valid and binding obligation on the Vendor enforceable in accordance with its terms.

WARRANTY 2
(The Company)

2.1  The Australian Company and the NZ Company:

     (a)  are accurately described in SCHEDULE 1;

     (b) have full corporate power to own their properties, assets and business and to carry on their businesses as now conducted; and

     (c) have or will at Completion have good and marketable title to all of the assets included in the Accounts.

2.2 No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Company and no receiver, administrator, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed or threatened to be appointed in relation to the Company or any part of its undertaking or assets.

WARRANTY 3
(Share capital)

3.1 The Australian Shares comprise the whole of the issued share capital of the Australian Company, are fully paid and were properly issued.


3.2 At Completion, the NZ Shares will comprise the whole of the issued share capital of the NZ Company, and will be fully paid and properly issued.

3.3 There are no options or other entitlements over the Shares or any unissued shares of the Company or securities convertible into shares of the Company.

WARRANTY 4
(Financial statements)

4.   The Accounts:

     (a) disclose a true and fair view of the affairs, financial position and assets and liabilities of the Group as at the First Accounts Date and the Second Accounts Date and of the income, expenses and results of operations of the Group for the financial year ended on the First Accounts Date and the Second Accounts Date;

     (b) were prepared in accordance with the Accounting Standards, the requirements of the Corporations Law, analogous New Zealand requirements and standards, and all other applicable laws and on a basis that is materially consistent with the audited accounts of the Group for the financial year preceding the financial year ended on the First Accounts Date.

WARRANTY 5
(Liabilities including, without limitation, Tax liabilities)

5.1 Otherwise than as set out in the Articles, the Company has not given any guarantees, indemnities or letters of comfort in respect of the obligations of any person.

5.2 The Company has not granted or created any mortgage, charge, debenture, lien, finance lease or other encumbrance.

5.3 The Company does not have any material commitments and is not aware of any unusual or actual or Contingent Liabilities except as disclosed in the Accounts.


WARRANTY 6
(No changes since accounts date)

6.   Since the Second Accounts Date:

     (a) there has been no material adverse change in the assets, liabilities, turnover, earnings, financial condition, trading position or prospects of the Company;

     (b) the Australian Company and the NZ Trust have carried on the Business in the ordinary and usual course and have not entered into any contracts or arrangements other than in the ordinary course of carrying on the Business;

     (c) the Company has not incurred or undertaken any actual or contingent liabilities or obligations, including Taxation, that have not been paid or satisfied except in the ordinary course of business. For the purposes of this warranty and warranty 8.2, the Vendor and FAI acknowledge that any corporate restructuring occurring within or involving the Group prior to the sale of Shares contemplated by this agreement does not form part of the ordinary course of business of the Company and therefore any liabilities, including without limitation, in respect of Taxation arising in connection with any such corporate restructuring shall be to the account of the Vendor and/or FAI, and not to the account of the Companies;

     (d) the Company has not acquired or disposed of or dealt with any assets nor has it entered into any agreement or option to acquire or dispose of any assets other than in the normal course of business for full market value;

     (e) except in the ordinary course of business, the Company has not borrowed money;

     (f) the Company has not paid or agreed to pay any retiring allowance, superannuation or benefit to any of its officers or employees except where the law requires it or in accordance with a superannuation or retirement scheme in force at the Accounts Date;

     (g) the Company has not entered into any contract of service with any of its officers or employees or increased, or agreed to increase, the rate of compensation payable to any of its officers, employees or agents [disclosure for Brad Cooper?];

     (h) the rights attaching to the Shares have not altered and no alteration has been made to the capital structure of the Company;

     (i) the Company has not implemented any new accounting or valuation method for its business, assets, property or rights;

     (j)  no major supplier of the Company has:

          (i)  materially reduced the level of its supplies to the Company;

          (ii) indicated an intention to cease or materially reduce the volume of its trading with the Company after Completion; or

          (iii) materially altered the terms on which it trades with the Company;

     (k)  no major customer of the Company has:

          (i)  materially reduced the level of its custom from the Company;

          (ii) indicated an intention to cease or materially reduce the volume of its trading with the Company after Completion;

          (iii) materially altered the terms on which it trades with the Company;

     (l) no loans have been made nor bonuses paid by the Company to employees, nor have any advances or loan money been accepted from any employees; [disclosure re Brad Cooper?]

     (m) no resolutions have been passed by the members or directors of the company except in the ordinary course of business of the Company and those necessary to give effect to this agreement.



WARRANTY 7
(Records)

7.   The Records:

     (a) are in the possession of the Australian Company and the NZ Company;

     (b) have been fully, properly and accurately kept and maintained and are up to date;

     (c) accurately record the details of all of the transactions, finances, assets and liabilities of the Company; and

     (d) as far as necessary, have been prepared in accordance with the requirements of the Corporations Law and the Accounting Standards and where applicable, analogous New Zealand requirements and standards.

WARRANTY 8
(Taxation)

8.1 The Company has paid, or the Accounts fully provide for, all Taxes which the Company is or may become liable to pay for the period up to and including the Second Accounts Date.

8.2 The only liabilities for Tax of the Company arising in respect of the period after the Second Accounts Date and ending on the Completion Date will be liabilities arising out of the ordinary course of carrying on the Business.

8.3 All Tax information required by law (including but not limited to records, returns, elections and notices) to be lodged or kept by the Company has been lodged with the appropriate authorities or kept as required.

8.4 The Company is not involved in any audit of any of its tax returns or any dispute with any Taxation authority responsible for the assessment and collection of Tax and neither FAI nor the Vendor is aware of any circumstances which may give rise to such an audit or dispute.


8.5 The Company has maintained sufficient and accurate records and all other information required to support all Tax information which has been or may be lodged with any Taxation authority

8.6 All documents and transactions to which the Company is a party that are required to be stamped, or that the Company has an interest in enforcing, have been duly stamped.

8.7 The Company has lodged or supplied all information regarding Taxes as and when requested by a Taxation authority.


WARRANTY 9
(Ownership of assets)

9.   Except for those assets the subject of the equipment leases listed in
     SCHEDULE 3, all of the property and assets included in the Accounts or which the Company uses in the conduct of the Business are legally and beneficially owned by the Company.[need to disclose Ness Romalpa clause]


WARRANTY 10
(Properties and property leases)

10.1 The Property described in SCHEDULE 5 comprises all the land and buildings used by the Company. The Company does not own any real property.

10.2 The Company beneficially owns the benefit of a valid and enforceable leasehold interest under the Property Lease in accordance with its terms. The Property Lease has not been amended or modified and is not liable to forfeiture or termination. [disclose status of lease]

10.3 The Company has duly and punctually performed and is not in breach of any covenants or conditions of any lease, licence or other occupational arrangement granted to it and there are no circumstances which exist which may cause any such lease or other occupational arrangement to be terminated.


WARRANTY 11
(Plant, machinery and equipment)

11.1 Other than the equipment or vehicles the subject of the equipment leases described in SCHEDULE 3 ('EQUIPMENT LEASES'), the Company owns all Plant and Equipment.

11.2 Each item of Plant and Equipment is in a good and safe state of repair and condition and satisfactory working order for its age and has been regularly and properly maintained;

11.3 The Company has duly and punctually observed and performed the terms and conditions of each Equipment Lease. No Equipment Lease is liable to forfeiture or termination.

11.4 Except for the Equipment Leases the Company has not entered into any hire purchase, leasing or credit sale agreement.


WARRANTY 12
(Intellectual property rights)

12.1 SCHEDULE 4 contains a complete and accurate list of all Intellectual Property Rights used by the Group.

12.2 Except under the licences disclosed in SCHEDULE 7, the Company owns all the Intellectual Property Rights used by it including the Intellectual Property Rights listed in SCHEDULE 4 ('OWNED INTELLECTUAL PROPERTY RIGHTS').

12.3 Except for licences of its data bases and owned software granted by the Company in the ordinary course of business, the Company has not dealt with or granted to any person any rights in respect of the Owned Intellectual Property Rights by way of licence or in any other way. [Need to make disclosure].

12.4 Neither FAI nor the Vendor is aware of any infringements by the Company of the Intellectual Property Rights of any other person, nor are they aware of any infringements of the Owned Intellectual Property Rights.

12.5 Neither FAI nor the Vendor is aware of any allegation or basis on which an allegation could be made that the Company has infringed the Intellectual Property Rights of any person or on which the validity or effectiveness of the Owned Intellectual Property Rights may be challenged.

12.6 Other than in the ordinary course of business, there are no outstanding royalties, licence fees or other similar fees payable by the Company in connection with the use of any Intellectual Property Rights.

12.7 Each of the licences under which the Company uses the Intellectual Property Rights is valid, binding and enforceable. The Company has complied at all times with the terms of each licence and no licensor has any right to terminate any licence.


WARRANTY 13
(Compliance with applicable laws)

13.1 The Business is and has been conducted in accordance with all applicable laws, does not contravene any laws and no allegation of any contravention of any applicable laws is known to the Company, FAI or the Vendor.

13.2 The Company holds all statutory licences, consents, registrations, approvals, permits and authorisations necessary for the carrying on of the Business. So far as the Vendor and FAI are aware, there is no fact or matter which might prejudice the continuance or renewal, or result in the revocation or variation in any material respect, of any such licences, consents, registrations, approvals, permits and other authorisations.


WARRANTY 14
(Litigation)

14.1 Neither the Company nor any person for whose acts or defaults the Company may be vicariously liable is involved in, or threatened with, any claim, litigation, prosecution or arbitration in any court, tribunal or otherwise with an individual value in excess of

     $100,000 which have been brought other than in the ordinary course of business and there are no facts or circumstances of which either the Vendor or FAI is aware which are likely to give rise to any such litigation or arbitration [disclose PI claims?].

14.2 There are no unsatisfied judgments, awards, claims or demands against the Company, with an individual value in excess of $100,000 which have been brought other than in the ordinary course of business.

14.3 To the knowledge of the Vendor and FAI, the Company is not being investigated for any breach or alleged breach of the law.

WARRANTY 15
(Superannuation and employee benefits)

15.1 Except for its commitments to contribute to the FAI Staff Productivity Superannuation ('FUND'), the Company has no obligation, liability or duty to make any payment to any person in respect of any superannuation, retirement benefits, pensions, annuities, life assurance schemes or arrangements for the benefit of any present or former directors or employees of the Company or their respective dependants.

15.2 The Fund is established under a trust deed dated 17 November 1988, as amended from time to time ('TRUST DEED').

15.3 The Company has complied with all of its obligations under the Trust Deed including making all contributions to the Fund required to be made under the Trust Deed. There is no outstanding liability of the Company and the Fund is fully funded to meet all potential claims for benefits by the members of the Fund.

15.4 The assets of the Fund are sufficient, having regard to appropriate actuarial valuation methods and assumptions, to provide prospective benefits to the extent to which they will relate to periods of service or membership prior to Completion.

15.5 Full and proper records and accounts of the Fund have been kept, are up-to-date, and disclose a true and fair view of the affairs of the Fund.

15.6 Neither the Company nor the trustees of the Fund have received notice of any claim or dispute in relation to the Fund.

15.7 The transfer of the Shares to the Purchaser will not cause an increase in the obligations of the Company to make contributions to the Fund.

WARRANTY 16
(Employees)

16.1 Except as disclosed in SCHEDULE 7, all contracts of employment to which the Company is a party can be terminated by the Company by notice of 30 days or less.

16.2 The Company has complied in all material respects with all contractual, statutory, legal and fiscal obligations of and in relation to its employment of its employees, including without limitation all withholding obligations, all codes of practice, collective agreements and awards.

16.3 The Company does not operate any bonus, profit share or employee incentive plans or schemes for its employees. [To be checked. May need to make disclosure.]

16.4 All employee entitlements have been provided for in the Accounts.

WARRANTY 17
(Conduct of business)

17.1 To the knowledge of the Vendor and FAI, no practice carried on by the Company or contract, arrangement or understanding to which the Company is a party:

     (a) is or should be notified or authorised under the Trade Practices Act 1974 or has been the subject of an inquiry under either of that Act; or

     (b) infringes any other competition, anti-restrictive trade practice, anti-trust or other consumer protection laws applicable to the Company in Australia or overseas.

17.2 Neither FAI nor the Vendor is aware that any of the Company's officers, agents or employees have paid or been paid any bribe or used any of the Company's assets unlawfully to obtain any advantage for any person.

WARRANTY 18
(No Subsidiaries)

18.  The Company:

     (a) neither holds nor beneficially owns shares or other securities in the capital of another company;

     (b) has not agreed to buy any securities in any other Australian, NZ or overseas company; or

     (c) is not and has not agreed to become a member of any partnership, unincorporated association, joint venture or consortium.

WARRANTY 19
(Effect of sale of shares)

19.1 To the knowledge of the Vendor and FAI the transfer of the Shares to the Purchaser will not result in any supplier or customer of the Company ceasing or being entitled to substantially reduce its level of business with the Company.

19.2 The entry into and performance of this agreement does not and will not:

     (a) result in the breach of any of the terms, conditions or provisions of any agreement or arrangement to which the Company is a party;

     (b)  relieve any person from any obligation to the Company;

     (c) result in the creation, imposition, crystallisation or enforcement of any encumbrance on any of the assets of the Company;

     (d)  result in any indebtedness of the Company becoming due and payable;

     (e)  contravene the Articles or the Constitution.

WARRANTY 20
(Accuracy and completeness of disclosed information)

20.1 All information which is known to the Vendor and FAI relating to the Shares, the Company, the Business or otherwise the subject matter of this agreement and which is material to a purchaser of the Shares has been disclosed in writing to the Purchaser.

20.2 Neither FAI nor the Vendor is aware of any fact or circumstance which might reasonably be expected to effect in any material adverse way the financial position, operations, profitability or prospects of the Company or the Business.

WARRANTY 21
(Effect of entering into this agreement)

21. Neither the carrying out of the Float nor the entry into or performance of this agreement or any other agreement or document contemplated by this agreement will result or has resulted in:

     (a)  any breach of section 205(1) of the Corporations Law; or

     (b) any breach of the Foreign Acquisitions and Takeovers Act (1975) (Commonwealth).

                                  SCHEDULE 7

                               ASSET WARRANTIES

                                  (clause 7)


WARRANTY 1
(Vendor)

1.1 The execution, delivery and performance of this agreement by the Vendor will constitute legally valid and binding obligations on the Vendor, enforceable in accordance with its terms.

1.2 The sale of the Assets pursuant to this agreement does not result in a breach of any obligation or constitute a default under or result in the imposition of any Encumbrance under any agreement or undertaking, by which the Vendor is bound.

1.3 Neither the Vendor nor any of its members has any interest directly or indirectly in any company or business which is or is likely to be competitive with the Business.

1.4 No meeting has been convened, resolution proposed, petition presented or order made for the winding up of the Vendor and no receiver, receiver and manager, provisional liquidator, liquidator or other officer of the Court has been appointed in relation to the Assets or any of them and no mortgagee has taken or attempted or indicated in any manner an intention to take possession of any of the Assets.


WARRANTY 2
(Accounts and Records)

2.1  The Accounts:

     (a) disclose a true and fair view of the affairs, financial position and assets and liabilities of the Vendors as at the Accounts Date and of the income, expenses and results of the operations of the Vendors for the six month period (or the financial year in the case of FAI Canada) ended on the Accounts Date; and

     (b) were prepared in accordance with applicable accounting standards and legal requirements on a basis that is materially consistent with the audited accounts of the Vendors for the twelve month period preceding the six month period (or the financial year ended in the case of FAI Canada) ended on the Accounts Date.

2.2  Since the Accounts Date:

     (a) the Business has been carried on in the ordinary and usual course and no contracts or commitments differing from those ordinarily made in the conduct of the Business have been entered into or incurred;

     (b) there has been no material adverse change in the Assets, the financial condition or the profitability of the Business.

2.3  The Records:

     (a)  have been fully, properly and accurately kept and completed; and

     (b)  do not contain material inaccuracies or discrepancies of any kind.

WARRANTY 3
(Title to Assets)

3.1 The Vendor is the absolute legal and beneficial owner of all the Assets and at Completion all the Assets will vest in HSI free from all Encumbrances.

3.2 SCHEDULE 3 contains an accurate list of all of the Plant and Equipment owned by the Business and used in the conduct of the Business.

WARRANTY 4
(Plant and Equipment)

4.1  The Plant and Equipment:

     (a)  is in a good and safe state of repair and condition;

     (b)  is in good working order;

     (c) is capable and will be capable, over the period of time during which it will be written down to a nil value in the accounts of the Business, of doing the work for which it was designed or purchased;

     (d)  is used in and not surplus to the requirements of the Business.

4.2  The Assets are:

     (a)  all located at the Site;

     (b)  the only assets used by the Vendor in the Business; and

     (c)  the only assets required for the conduct of the Business.

WARRANTY 5
(Compliance with statutory requirements)

5.1 The Vendor holds all statutory licences, consents, approvals and authorisations necessary for the carrying on of the Business and the use of the Site and has complied with the terms of those licences, consents, approvals and authorisations.

5.2 The present conduct of the Business and use of the Assets does not, to the knowledge of the Vendor, breach or contravene any law, statute, ordinance, rule, regulation, by-law, scheme or permit.

WARRANTY 6
(Property Lease)

6.1  With respect to the Property Lease:

     (a)  there are no subsisting breaches;

     (b) the Vendor has observed the obligations and covenants of the lessee and has not received a notice which has not been complied with;

     (c)  it is valid and subsisting;

     (d) the Vendor has exclusive occupation and quiet enjoyment of the Site and holds all necessary licenses, permits and approvals for the conduct of the Business from the Site.

6.2  The use of the Site for the carrying on of the Business:

     (a) does not, to the knowledge of the Vendor, breach any applicable law, statute, ordinance, rule, regulation, by-law, planning scheme, development consent, order, permit or determination of any governmental authority;

     (b)  is permitted under the terms of the Property Lease; and

     (c) is in conformity with all local government building, health, fire and public utility laws and regulations.

6.3 No development, alterations or works have been carried out in relation to the Site which would require any permission or consent under any statute or regulation which has not been obtained and all conditions attaching to any such permission or consent have been fully complied with.

WARRANTY 7
(Equipment Leases)

7.1 The agreements described in SCHEDULE 5 constitute all the plant and equipment leases or hire purchase agreements used in the Business.

7.2  With respect to each Equipment Lease:

     (a) there are no subsisting breaches and the Vendor has received no notice of any breach of the Equipment Lease;

     (b)  it is valid and subsisting; and

     (c)  it has not been amended or modified.

WARRANTY 8
(Employees)

8.1  In respect of each Employee:

     (a) the details of that Employee's salary, bonus and other benefits and other material terms of employment listed in SCHEDULE 7 are true and correct in all respects;

     (b) the Vendor has complied in all respects with all obligations imposed on it by statutes, orders, regulations, collective agreements and awards;

     (c) the Vendor has made all payments in respect of occupational superannuation required under any statute or award;

     (d) except as required by law, that Employee's employment with the Business may be terminated by the employer by notice of 30 days or less.

WARRANTY 10
(Superannuation)

9.   Except for the Vendor's Fund:

     (a) there are no superannuation, retirement or provident schemes or other arrangements providing for any payment to Employees on their retirement, resignation or death or on the occurrence of any permanent or temporary disability in operation in relation to the Business;

     (b) the Vendor does not contribute to any other schemes which will provide the Employees or their respective dependants with pensions, annuities or lump sum payments upon retirement or death or otherwise; and

     (c) the Vendor is not under any legal liability or ex-gratia arrangement or promise to pay pensions, gratuities, superannuation allowances or the like to any Employees.

WARRANTY 11
(Business Contracts)

11.1 There are no agreements, arrangements or understandings (whether written or unwritten) affecting the Assets or the carrying on of the Business that:

     (a) HSI will be unable to terminate after the Completion Date on giving 30 days' notice or less without penalty;

     (b) are material to the operation of the Business and have not been disclosed in writing to HSI;

     (c) are outside the ordinary and proper course of business of the Business or otherwise contain any unusual, abnormal or onerous provision;

     (d) are incapable of being fulfilled or performed on time without undue or unusual expenditure of money or effort;

     (e) entitle the other party to terminate the agreement, or impose terms less favourable to the Business, by reason of the change in ownership of the Business.

11.2 To the best of the knowledge, information and belief of the Vendor, no customer or supplier of the Business will cease to purchase from or sell to the Business by reason of the change in ownership of the Business.

WARRANTY 12
(Litigation)

12.1 To the knowledge of the Vendor, there is no Claim threatened or pending against the Vendor in respect of the Business or the Assets nor does there exist or has there occurred any fact, matter or circumstance likely to give rise to any Claim or Liability which could affect the ability of the Business to continue operating or which may materially adversely affect the Goodwill.

12.2 There are no unsatisfied or outstanding judgments, orders or awards affecting the Vendor, the Business or any of the Assets or to which it is or may become a party.

WARRANTY 13
(Intellectual Property Rights)

13.1 The Vendor's use of the Intellectual Property Rights does not infringe, breach an obligation of confidence or wrongfully use any confidential information, trade secrets, copyright, letters patent, trade marks, service marks, trade names, designs, business names or other similar industrial, commercial or intellectual property rights of any corporation or person and no Claims have been asserted challenging the Vendor's use of the Intellectual Property Rights.

13.2 The Vendor has not licensed, assigned, authorized or permitted any person or corporation to use the Intellectual Property Rights or the Business Name.

WARRANTY 14
(Material disclosure)

14. All information concerning the Business and the Assets which might reasonably be expected to be material for disclosure to a prudent intending purchaser of the Business in determining whether or not to purchase the Business or the price at which a purchaser would be prepared to purchase the Business has been disclosed in writing to HSI.

                                   SCHEDULE 8

                         DISCLOSURES AGAINST WARRANTIES
                                  (Clause 7.5)

                                   SCHEDULE 9

                             UNDERWRITING AGREEMENT
                                (Clause 7.3(a))

                                      #43#

EXECUTED as an agreement


THE COMMON SEAL of HOME                     )
SECURITY INTERNATIONAL INC.                 )
is affixed in accordance with its articles  )
of association in the presence of           )



---------------------------------             ---------------------------------
Secretary                                     Director

---------------------------------             ---------------------------------
Name of secretary (print)                     Name of director (print)


THE COMMON SEAL of FAI HOME                 )
SECURITY HOLDINGS PTY LIMITED               )
is affixed in accordance with its articles  )
of association in the presence of           )



---------------------------------             ----------------------------------
Secretary                                     Director


---------------------------------             ----------------------------------
Name of secretary (print)                     Name of director (print)



THE COMMON SEAL of FAI                      )
INSURANCES LIMITED                          )
is affixed in accordance with its articles  )
of association in the presence of           )



---------------------------------             ---------------------------------
Secretary                                     Director

---------------------------------             ---------------------------------
Name of secretary (print)                     Name of director (print)

THE COMMON SEAL of                          )
CERVALE PTY LIMITED                         )
is affixed in accordance with its articles  )
of association in the presence of           )



---------------------------------                -------------------------------
Secretary                                        Director

---------------------------------                -------------------------------
Name of secretary (print)                        Name of director (print)